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                                                                      EXHIBIT 21


                              SUBSIDIARIES OF REGISTRANT


    1. Centel Corporation, an Ohio corporation d/b/a Teleco and a wholly owned subsidiary of the registrant;

    2. Authorized Network Distributors, Inc., an Ohio corporation and a wholly owned subsidiary of the registrant.


                                        E-30